Exhibit 99.1

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories Reports Second Quarter 2013 Results

HAYWARD, Calif. (August 8, 2013) – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported second quarter 2013 adjusted earnings per diluted share of $0.23, compared to adjusted earnings of $0.61 for the same quarter of 2012. On a GAAP basis, earnings per diluted share for the second quarter 2013 were $0.08, compared to $0.27 in the prior year period. The current quarter decline was primarily the result of additional generic competition on the Company’s authorized generic Adderall XR® products and its fenofibrate products, as well as the loss of exclusivity in mid-May 2013 for branded Zomig® tablet products which provided higher profits in the prior year period compared to the current quarter. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of GAAP to non-GAAP items.

For the second quarter 2013, total revenues were $129.6 million, compared to $166.5 million in the prior year period.

“We were able to offset some of the revenue decline by successfully capturing sales and segment share with our non-AB rated oxymorphone hydrochloride extended-release products during our 180-day exclusivity period that expired in early July of this year,” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories, Inc. “However, until we are able to close out the warning letter at our Hayward facility, we expect continued delays in receiving approval for a number of products pending at the FDA that could drive future growth. The absence of new product approvals, combined with additional generic competition and significant segment erosion of Zomig’s two largest dosage forms, will likely result in operating losses in the second half of this year.”

“We continue to implement quality improvements across our facilities and remain committed to resolving all observations in the most recent Form 483 and exceeding current Good Manufacturing Practices. With a generic pipeline of 44 products pending approval at the FDA and our pending New Drug Application for RYTARYTM, as well as significant financial resources available for strategic external opportunities, I remain optimistic about the future of Impax,” concluded Dr. Hsu.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), was $36.2 million in the second quarter 2013, compared to $73.6 million in the prior year period.

Cash and short-term investments increased $153.5 million to $452.4 million as of June 30, 2013, compared to $298.9 million as of December 31, 2012. The increase was primarily due to the receipt of a one-time pre-tax payment of $102.0 million from Endo Pharmaceuticals in connection with a previously announced settlement and license agreement, and $48.0 million from Shire LLC in connection with the settlement of litigation relating to supply of authorized generic Adderall XR products to the Company under the terms of the License and Supply Agreement with Shire.

Business Segment Information

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products & services) and the Impax Pharmaceuticals Division (brand products & services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted as on an adjusted basis.

Global Pharmaceuticals Division Information

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Global Product sales, net	$89,758	$126,435	$187,563	$242,642
Rx Partner	3,668	2,466	6,781	5,444
Other revenues	539	4,167	1,258	8,247
Total revenues	93,965	133,068	195,602	256,333
Cost of revenues	54,727	70,478	116,171	133,584
Gross profit	39,238	62,590	79,431	122,749
Operating expenses:
Research and development	9,291	12,146	21,002	22,819
Patent litigation	4,304	2,914	8,582	6,952
Selling, general and administrative	3,882	3,262	8,926	7,579
Total operating expenses	17,477	18,322	38,510	37,350
Income from operations	$21,761	$44,268	$40,921	$85,399

Gross margin	41.8%	47.0%	40.6%	47.9%
Adjusted gross profit (1)	$46,641	$63,597	$102,235	$129,977
Adjusted gross margin (1)	49.6%	47.8%	52.3%	50.7%

(1)

Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the attached "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

In the second quarter 2013, Global Product sales, net, were $89.8 million, compared to $126.4 million in the prior year period. The decline was primarily due to lower sales of authorized generic Adderall XR products and generic fenofibrate products as a result of additional competition, partially offset by the January 2013 launch of the Company’s non-AB rated generic oxymorphone hydrochloride extended-release tablets.

Other revenues in the second quarter 2013 were $0.5 million, compared to $4.2 million in the prior year period. The decline is primarily the result of the extension of the revenue recognition period for the Joint Development Agreement with Valeant Pharmaceuticals International, Inc. (formerly Medicis Pharmaceutical Corporation) from November 2013 to December 2014 due to changes in the estimated timing of completion of certain research and development activities.

Gross profit in the second quarter 2013 was $39.2 million and gross margin was 41.8%, compared to gross profit of $62.6 million and gross margin of 47.0% in the prior year period. The decrease in gross profit is due to lower sales of Global Products, as noted above, as well as an increase in remediation costs related to the Hayward facility and the inclusion of employee severance charges from the Company’s June 2013 workforce reduction. Adjusted gross profit in the second quarter 2013 was $46.6 million and adjusted gross margin was 49.6%. For the second quarter 2012, adjusted gross profit was $63.6 million and adjusted gross margin was 47.8%. The increase in adjusted gross margin is primarily due to the higher margin sales of oxymorphone tablets during the exclusivity period which expired in early July 2013 for which there was no comparable amount in the prior year period.

Total Global Pharmaceuticals operating expenses in the second quarter 2013 decreased to $17.5 million, compared to $18.3 million in the prior year period, primarily due to lower research and development expenses, partially offset by higher patent litigation expenses.

Impax Pharmaceuticals Division Information

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Impax Product sales, net	$35,334	$28,091	$81,855	$28,091
Other revenues	332	5,301	663	10,604
Total revenues	35,666	33,392	82,518	38,695
Cost of revenues	16,017	18,159	45,190	21,068
Gross profit	19,649	15,233	37,328	17,627
Operating expenses:
Research and development	6,249	7,723	14,143	15,866
Selling, general and administrative	11,836	6,707	24,599	9,768
Total operating expenses	18,085	14,430	38,742	25,634
Income (loss) from operations	$1,564	$803	$(1,414)	$(8,007)

Gross margin	55.1%	45.6%	45.2%	45.6%
Adjusted gross profit (1)	$25,444	$29,560	$54,852	$31,954
Adjusted gross margin (1)	71.3%	88.5%	66.5%	82.6%

(1)

Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the attached "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

In the second quarter 2013, Impax Product sales, net, increased $7.2 million to $35.3 million, compared to $28.1 million in the prior year period due to higher U.S. sales of Zomig. The U.S. exclusivity on Zomig tablets and orally disintegrating tablets expired on May 14, 2013. These two dosage forms represented approximately 85% of the Company’s second quarter 2013 sales of Zomig products. Following the loss of exclusivity, several generic competitors launched products that have significantly impacted sales of these two dosage forms. The Company launched an authorized generic version of both products upon loss of exclusivity. Impax Pharmaceuticals continues to commercialize the Zomig nasal spray which has U.S. patents expiring as late as May 2021.

Other revenues in the second quarter 2013 declined to $0.3 million, compared to $5.3 million in the prior year period. This decrease was due to a $3.5 million decline in promotional partner revenues as the Company’s detailing for Pfizer’s product Lyrica® ended on June 30, 2012 and a $1.4 million decline related to the December 31, 2012 completion of the 24 month amortization period of the $11.5 million up-front payment received under the License, Development and Commercialization Agreement with Glaxo Group Limited.

Gross profit in the second quarter 2013 increased to $19.6 million, compared to $15.2 million in the prior year period. Gross margin in the second quarter 2013 increased to 55.1%, compared to 45.6% in the prior year period. The increase in gross profit and gross margin in the second quarter 2013 was primarily the result of a decrease in cost of revenues related to charges for the Company’s branded products sales force that were incurred during the prior year period, for which there were no similar amounts included in cost of revenues in the current year period, as well as the commencement of sales of Impax-labeled Zomig products during 2012. Charges for the branded products sales force had been included as a component of cost of revenues in the prior year period (as of July 1, 2012, a component of selling, general and administrative expenses) as the sales force was previously engaged in providing co-promotion services to Pfizer as noted above. Adjusted gross profit in the second quarter 2013 decreased to $25.4 million and gross margin was 71.3%, compared to adjusted gross profit of $29.6 million and gross margin of 88.5% in the prior year period. The decline in adjusted gross profit and gross margin is due to the payment of royalties to AstraZeneca beginning January 1, 2013, on branded sales of Zomig under the terms of the AstraZeneca Agreement.

Total Impax Pharmaceuticals operating expenses in the second quarter 2013 increased to $18.1 million, compared to $14.4 million in the prior year period, primarily due to the expansion of the sales and marketing group during the third and fourth quarters of 2012 to support the previously anticipated launch of RYTARYTM, partially offset by lower research and development expenses.

Corporate and Other

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2013	2012	2013	2012
General and administrative expenses	$17,557	$14,901	$29,468	$28,756
Loss from operations	$(17,557)	$(14,901)	$(29,468)	$(28,756)

General and administrative expenses in the second quarter 2013 increased to $17.6 million, compared to $14.9 million in the prior year period. The increase is primarily due to higher employee severance costs of $5.4 million in the second quarter 2013 compared to $1.9 million in the prior year period, partially offset by lower corporate legal fees. Excluding the severance charges, adjusted general and administrative expenses in the second quarter 2013 decreased to $12.2 million, compared to $13.0 million in the prior year period due to lower corporate legal fees.

2013 Financial Guidance

Impax’s estimates are based on the actual results for the first six months ended June 30, 2013, and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. The Company updated its estimated adjusted 2013 financial guidance as noted below.

●	UPDATED – Gross margins as a percent of total revenues is expected to be in the mid to upper 40% range (previously mid 40% range).
●

UPDATED – Total R&D expenses across the generic and brand divisions of approximately $80.0 million to $87.0 million (previously $87.0 million to $95.0 million); generic R&D expenses of approximately $45.0 million to $49.0 million (previously $49.0 million to $53.0 million) and brand R&D expenses of approximately $35.0 million to $38.0 million (previously $38.0 million to $42.0 million).

●	UPDATED – Patent litigation expenses of approximately $12.0 million to $15.0 million (previously $10.0 million to $12.0 million).
●	UPDATED – SG&A expenses of approximately $113.0 million to $118.0 million (previously $115.0 million to $120.0 million).
●

Amortization expense of approximately $14.0 million. Approximate 2013 quarterly impact on cost of goods sold: first quarter $7.0 million, second quarter $5.0 million, third quarter $1.0 million and fourth quarter $1.0 million.

●

Effective tax rate of approximately 32% to 34% on a GAAP basis. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call on August 8, 2013 at 4:30 p.m. EDT to discuss its results. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 16817849. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, fluctuations in revenues and operating income, the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA, the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner, reductions or loss of business with any significant customer, the impact of consolidation of the Company’s customer base, the impact of competition, the Company’s ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Company’s Taiwan facility, the effect of foreign economic, political, legal and other risks on the Company’s operations abroad, the uncertainty of patent litigation, the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies, consumer acceptance and demand for new pharmaceutical products, the impact of market perceptions of the Company and the safety and quality of the Company’s products, the difficulty of predicting FDA filings and approvals, the Company’s ability to achieve returns on its investments in research and development activities, the Company’s inexperience in conducting clinical trials and submitting new drug applications, the Company’s ability to successfully conduct clinical trials, the Company’s reliance on third parties to conduct clinical trials and testing, impact of illegal distribution and sale by third parties of counterfeits or stolen products, the availability of raw materials and impact of interruptions in the Company’s supply chain, the use of controlled substances in the Company’s products, disruptions or failures in the Company’s information technology systems and network infrastructure, the Company’s reliance on alliance and collaboration agreements, the Company’s dependence on certain employees, the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, the Company’s ability to protect its intellectual property, exposure to product liability claims, changes in tax regulations, the Company’s ability to manage growth, including through potential acquisitions, the restrictions imposed by the Company’s credit facility, uncertainties involved in the preparation of the Company’s financial statements, the Company’s ability to maintain an effective system of internal control over financial reporting, the effect of terrorist attacks on the Company’s business, the location of the Company’s manufacturing and research and development facilities near earthquake fault lines and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Global Pharmaceuticals Division	$93,965	$133,068	$195,602	$256,333
Impax Pharmaceuticals Division	35,666	33,392	82,518	38,695
Total revenues	129,631	166,460	278,120	295,028
Cost of revenues	70,744	88,637	161,361	154,652
Gross profit	58,887	77,823	116,759	140,376
Operating expenses:
Research and development	15,540	19,869	35,145	38,685
Patent litigation	4,304	2,914	8,582	6,952
Selling, general and administrative	33,275	24,870	62,993	46,103
Total operating expenses	53,119	47,653	106,720	91,740
Income from operations	5,768	30,170	10,039	48,636
Other income (expense), net	2,997	(57)	152,453	(105)
Interest income	315	244	591	499
Interest expense	(45)	(423)	(328)	(462)
Income before income taxes	9,035	29,934	162,755	48,568
Provision for income taxes	3,416	11,262	51,694	17,531
Net income	$5,619	$18,672	$111,061	$31,037

Net Income per share:
Basic	$0.08	$0.29	$1.67	$0.48
Diluted	$0.08	$0.27	$1.62	$0.46

Weighted average common shares outstanding:
Basic	66,748,864	65,482,700	66,618,889	65,289,869
Diluted	68,287,948	67,954,573	68,382,004	68,064,934

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$222,983	$142,162
Short-term investments	229,427	156,756
Accounts receivable, net	103,480	92,249
Inventory, net	85,763	89,764
Deferred income taxes	45,181	42,529
Prepaid expenses and other assets	8,909	22,083
Total current assets	695,743	545,543
Property, plant and equipment, net	179,128	180,758
Other assets	72,756	62,145
Intangible assets, net	34,583	47,950
Goodwill	27,574	27,574
Total assets	$1,009,784	$863,970

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$147,384	$134,082
Accrued profit sharing and royalty expenses	15,556	4,936
Deferred revenue	4,453	6,277
Total current liabilities	167,393	145,295
Deferred revenue	5,961	6,362
Other liabilities	24,256	21,210
Total liabilities	197,610	172,867
Total stockholders' equity	812,174	691,103
Total liabilities and stockholders' equity	$1,009,784	$863,970

Impax Laboratories, Inc.

Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$111,061	$31,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,179	21,976
Provision for inventory reserves	22,529	4,602
Accretion of interest income on short-term investments	(335)	(318)
Deferred income taxes (benefit)	(6,871)	(31,824)
Tax benefit related to the exercise of employee stock options	(446)	(2,338)
Deferred revenue	-	931
Deferred product manufacturing costs	-	(1,574)
Recognition of deferred revenue	(2,226)	(12,320)
Amortization of deferred product manufacturing costs	-	1,709
Accrued profit sharing and royalty expense	38,011	58,445
Payments of profit sharing and royalty expense	(27,392)	(66,226)
Share-based compensation expense	10,503	8,323
Changes in assets and liabilities:
Accounts receivable	(11,231)	10,326
Inventory	(19,210)	(13,517)
Prepaid expenses and other assets	6,886	(9,046)
Accounts payable and accrued expenses	21,381	39,712
Other liabilities	1,596	3,591
Net cash provided by operating activities	$168,435	$43,489
Cash flows from investing activities:
Purchase of short-term investments	(220,284)	(104,869)
Maturities of short-term investments	147,948	177,331
Purchases of property, plant and equipment	(20,075)	(24,971)
Payment for product licensing rights, net	-	(19,160)
Net cash (used in) provided by investing activities	(92,411)	28,331
Cash flows from financing activities:
Proceeds from exercise of stock options and ESPP	4,351	6,055
Tax benefit related to the exercise of employee stock options and restricted stock	446	2,338
Net cash provided by financing activities	4,797	8,393
Net increase in cash and cash equivalents	80,821	80,213
Cash and cash equivalents, beginning of period	142,162	104,419
Cash and cash equivalents, end of period	$222,983	$184,632

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Total adjusted net income, adjusted net income per diluted share and adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income, and net income per diluted share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of adjusted net income, adjusted net income per diluted share and adjusted EBITDA, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income to adjusted net income.

	Three months ended		Six months ended
(Unaudited, amounts in thousands, except per share data)	June 30,		June 30,
	2013	2012	2013	2012
Net income	$5,619	$18,672	$111,061	$31,037
Adjusted to add (deduct):
Amortization and acquisition-related costs (a)	6,225	14,327	13,367	14,327
Hayward facility remediation costs (b)	4,562	1,007	6,498	1,975
Employee severance (c)	7,988	1,926	7,988	1,926
Payments received from litigation settlement (d)	(3,000)	-	(153,049)	-
Provision for inventory reserve (e)	-	-	18,053	5,253
R&D partner milestone payment (f)	-	-	2,000	-
Loss on asset disposal (g)	-	-	881	-
Gross profit earned on Zomig® Agreement (h)	-	16,200	-	46,200
Acquisition related in process R&D (i)	-	1,550	-	1,550
Income tax effect	(5,476)	(12,039)	34,401	(24,507)
Adjusted net income	$15,918	$41,643	$41,200	$77,761

Adjusted net income per diluted share	$0.23	$0.61	$0.60	$1.14
Net income per diluted share	$0.08	$0.27	$1.62	$0.46

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles reported net income to adjusted EBITDA.

	Three months ended		Six months ended
(Unaudited, amounts in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Net income	$5,619	$18,672	$111,061	$31,037
Adjusted to add (deduct):
Interest income	(315)	(244)	(591)	(499)
Interest expense	45	423	328	462
Depreciation and other	5,556	3,919	10,812	7,649
Income taxes	3,416	11,262	51,694	17,531
EBITDA	14,321	34,032	173,304	56,180

Adjusted to add (deduct):
Amortization and acquisition-related costs (a)	6,225	14,327	13,367	14,327
Hayward facility remediation costs (b)	4,562	1,007	6,498	1,975
Employee severance (c)	7,988	1,926	7,988	1,926
Payments received from litigation settlement (d)	(3,000)	-	(153,049)	-
Provision for inventory reserve (e)	-	-	18,053	5,253
R&D partner milestone payment (f)	-	-	2,000	-
Loss on asset disposal (g)	-	-	881	-
Gross profit earned on Zomig® Agreement (h)	-	16,200	-	46,200
Acquisition related in process R&D (i)	-	1,550	-	1,550
Share-based compensation	6,144	4,514	10,503	8,323
Adjusted EBITDA	$36,240	$73,556	$79,545	$135,734

(a)	Amortization and acquisition-related costs from the January 2012 AstraZeneca Agreement and the June 2012 Development, Distribution and Supply Agreement with TOLMAR, Inc.
(b)	Remediation costs relating to the Hayward, CA. manufacturing facility.
(c)	Charges associated with the June 2013 announcements of a workforce reduction and Dr. Hsu’s retirement.
(d)	Settlement of litigation (included in “Other income (expense), net” on the Consolidated Statements of Operations).
(e)

An inventory reserve charge relating to discontinued products, a reserve of pre-launch inventory for RYTARYTM and other generic products as a result of the delay in the anticipated regulatory approvals.

(f)	Milestone payment under the terms of a research and development partnership agreement.
(g)	Included in “Other income (expense), net” on the Consolidated Statements of Operations.
(h)

During the product transition period, the Company received the benefit of the gross profit from U.S. Zomig® sales commencing from January 1, 2012 and ending when the Company commenced commercialization of the Zomig products. The benefit of the gross profit received from AstraZeneca was recorded as a reduction of the $130.0 million paid by the Company to AstraZeneca during 2012 and was not reflected within the Company’s income but included in the Company’s adjusted net income.

(i)	Acquisition related in-process R&D from the June 2012 Development, Distribution and Supply Agreement with TOLMAR, Inc.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles total Company reported cost of revenues, research and development expenses and selling, general and administrative expenses to adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses.

	Three months ended		Six months ended
(Unaudited, amounts in millions)	June 30,		June 30,
	2013	2012	2013	2012
Cost of revenues	$70,744	$88,637	$161,361	$154,652
Adjusted to deduct:
Amortization and acquisition-related costs	6,225	14,327	13,367	14,327
Hayward facility remediation costs	4,562	1,007	6,498	1,975
Employee severance	2,411	-	2,411	-
Provision for inventory reserve	-	-	18,053	5,253
Adjusted cost of revenues	$57,546	$73,303	$121,032	$133,097

Adjusted gross profit (1)	$72,085	$93,157	$157,088	$161,931
Adjusted gross margin (1)	55.6%	56.0%	56.5%	54.9%

Research and development expenses	$15,540	$19,869	$35,145	$38,685
Adjusted to deduct:
Employee severance	91	-	91	-
Acquisition related in process R&D	-	1,550	-	1,550
R&D partner milestone payment	-	-	2,000	-
Adjusted research and development expenses	$15,449	$18,319	$33,054	$37,135

Selling, general and administrative expenses	$33,275	$24,870	$62,993	$46,103
Adjusted to deduct:
Employee severance	5,486	1,926	5,486	1,926
Adjusted selling, general and administrative expenses	$27,789	$22,944	$57,507	$44,177

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross margin divided by total revenues.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles Global Pharmaceuticals reported cost of revenues to adjusted cost of revenues.

	Three months ended		Six months ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Cost of revenues	$54,727	$70,478	$116,171	$133,584
Adjusted to deduct:
Amortization and acquisition-related costs	430	-	859	-
Hayward facility remediation costs	4,562	1,007	6,498	1,975
Employee severance	2,411	-	2,411	-
Provision for inventory reserve	-	-	13,036	5,253
Adjusted cost of revenues	$47,324	$69,471	$93,367	$126,356

Adjusted gross profit (1)	$46,641	$63,597	$102,235	$129,977
Adjusted gross margin (1)	49.6%	47.8%	52.3%	50.7%

The following table reconciles Impax Pharmaceuticals reported cost of revenues to adjusted cost of revenues.

	Three months ended		Six months ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Cost of revenues	$16,017	$18,159	$45,190	$21,068
Adjusted to deduct:
Amortization and acquisition-related costs	5,795	14,327	12,507	14,327
Provision for inventory reserve	-	-	5,017	-
Adjusted cost of revenues	$10,222	$3,832	$27,666	$6,741

Adjusted gross profit (1)	$25,444	$29,560	$54,852	$31,954
Adjusted gross margin (1)	71.3%	88.5%	66.5%	82.6%

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross margin divided by total revenues.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles Corporate general and administrative expenses to adjusted general and administrative expenses.

	Three months ended		Six months ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2013	2012	2013	2012
General and administrative expenses	$17,557	$14,901	$29,468	$28,756
Adjusted to deduct:
Employee severance	5,388	1,926	5,388	1,926
Adjusted general and administrative expenses	$12,169	$12,975	$24,080	$26,830